Exhibit 99.4

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF ADTALEM AND WALDEN

On August 12, 2021, Adtalem Global Education Inc. (the “Company”) completed its acquisition from Laureate Education. Inc. (“Seller”) of all of the issued and outstanding equity interests in Walden e-Learning, LLC (“e-Learning”), and its subsidiary, Walden University, LLC (together with e-Learning, “Walden”), in exchange for an aggregate purchase price of approximately $1.48 billion in cash, subject to certain adjustments set forth in the purchase agreement (the “Walden Acquisition”).

The Company funded the purchase price with a combination of (i) the proceeds from a term loan issued under a credit facility entered into on August 12, 2021, (ii) the proceeds from the issuance of senior secured notes by a subsidiary of the Company on March 1, 2021 and (iii) cash on hand (the “Acquisition Financing and Refinancing”).

The unaudited pro forma combined financial information has been derived from:

●	Audited consolidated financial statements and accompanying notes of the Company as of and for the fiscal year ended June 30, 2021 (as contained in its Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on August 19, 2021);
●	Audited combined financial statements and accompanying notes of Walden as of and for the year ended December 31, 2020 and unaudited condensed combined financial statements and accompanying notes of Walden as of June 30, 2021 and for the six month periods ended June 30, 2021 and 2020, each of which are attached to this filing as exhibits 99.1 and 99.3.

The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma combined financial information is based on the historical consolidated financial statements of the Company and the historical combined financial statements of Walden, as adjusted to give effect to the Walden Acquisition and the Acquisition Financing and Refinancing. The unaudited pro forma combined balance sheet as of June 30, 2021 gives effect to the Walden Acquisition and the Acquisition Financing and Refinancing as if they occurred or had become effective on June 30, 2021. The unaudited pro forma combined statement of income for the fiscal year ended June 30, 2021, gives effect to the Walden Acquisition and the Acquisition Financing and Refinancing as if they occurred or had become effective on July 1, 2020. Further information about this basis of presentation is provided in Note 1 to this unaudited pro forma combined financial information.

The following unaudited pro forma combined financial information provides for pro forma adjustments giving effect to the following transactions:

●	The Walden Acquisition
●	The Acquisition Financing and Refinancing

The unaudited pro forma combined financial information has been prepared by us using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”). We have been treated as the acquirer in the Walden Acquisition for accounting purposes. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma combined financial information are provided for illustrative and informational purposes only and do not purport to represent or be indicative of the consolidated results of operations or financial condition of the Company had the Walden Acquisition been completed as of the dates presented, and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

An updated determination of the fair value of Walden’s assets acquired and liabilities assumed will be performed within one year of the closing of the Walden Acquisition. The final purchase price allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma combined financial information. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma combined financial information may change the amount of the total purchase price allocated to goodwill and other assets and liabilities and may impact the combined company’s balance sheet and statement of income. As a result of the foregoing, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial information. Differences between these preliminary estimates and the final acquisition accounting may arise, and these differences could have a material impact on the accompanying unaudited pro forma combined financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma combined financial information does not reflect any expected cost savings, operating synergies or revenue enhancements that the combined entity may achieve as a result of the acquisition or the costs necessary to achieve any such cost savings, operating synergies or revenue enhancements.

ADTALEM GLOBAL EDUCATION INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(IN THOUSANDS, EXCEPT PAR VALUE)

			Transaction Accounting Adjustments
	Adtalem Global Education Inc. historical	Walden Education Business historical	Acquisition Financing and Refinancing adjustments		Walden Acquisition adjustments		Pro forma combined
			Note 2		Note 3
Assets:
Current assets:
Cash and cash equivalents	$494,613	$84,135	$488,552	(b)	$(768,903)	(c)	$298,397
Restricted cash	819,003	100,622	—		(818,607)	(d)	17,442
					(83,576)	(e)
Accounts receivable, net	67,996	33,068	—		—		101,064
Prepaid expenses and other current assets	133,341	9,996	—		—		143,337
Total current assets	1,514,953	227,821	488,552		(1,671,086)		560,240
Noncurrent assets:
Property and equipment, net	297,237	28,171	—		—		325,408
Operating lease assets	168,943	5,896	—		—		174,839
Deferred income taxes	22,479	10,635	—		(10,635)	(e)	22,479
Intangible assets, net	276,249	—	—		833,351	(b)	1,109,600
Goodwill	686,374	2,812	—		616,005	(a)	1,305,191
Other assets, net	87,601	37,202	6,778	(a)	(20,626)	(b)	110,955
Total assets	$3,053,836	$312,537	$495,330		$(252,991)		$3,608,712

Liabilities and shareholders’ equity:
Current liabilities:
Accounts payable, accrued payroll and benefits, accrued liabilities, and other current liabilities	$249,781	$64,697	$(12,112)	(a)	$—		$302,366
Deferred revenue and student deposits	100,697	82,207	—		(71,249)	(b)	111,655
Current operating lease liabilities	55,329	1,797	—		—		57,126
Current portion of long-term debt	3,000	—	3,375	(a)	—		6,375
Total current liabilities	408,807	148,701	(8,737)		(71,249)		477,522
Noncurrent liabilities:
Long-term debt	1,067,711	—	531,288	(a)	—		1,598,999
Long-term operating lease liabilities	167,855	4,416	—		—		172,271
Deferred income taxes	26,991	—	2,231	(c)	—		29,222
Other liabilities	79,612	—	(8,926)	(c)	—		70,686
Total liabilities	1,750,976	153,117	515,856		(71,249)		2,348,700
Commitments and contingencies
Redeemable noncontrolling interest	1,790	—	—		—		1,790
Shareholders’ equity:
Common stock, $0.01 par value per share, 200,000 shares authorized; 49,253 shares outstanding	811	—	—		—		811
Additional paid-in capital	519,826	—	—		—		519,826
Retained earnings	2,005,105	—	(27,221)	(d)	(22,322)	(f)	1,955,562
Accumulated other comprehensive loss	(7,365)	—	6,695	(c)	—		(670)
Treasury stock, at cost, 31,846 shares	(1,217,307)	—	—		—		(1,217,307)
Net parent investment	—	159,420	—		(159,420)	(g)	—
Total shareholders’ equity	1,301,070	159,420	(20,526)		(181,742)		1,258,222
Total liabilities and shareholders’ equity	$3,053,836	$312,537	$495,330		$(252,991)		$3,608,712

See accompanying notes to unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

YEAR ENDED JUNE 30, 2021

(IN THOUSANDS, EXCEPT PER SHARE DATA)

			Transaction Accounting Adjustments
	Adtalem Global Education Inc. historical	Walden Education Business historical	Acquisition Financing and Refinancing adjustments		Walden Acquisition adjustments		Pro forma combined
			Note 2		Note 4
Revenue	$1,112,380	$634,622	$—		$—		$1,747,002
Operating cost and expense:
Cost of educational services	489,233	418,832	—		16,430	(b)	924,495
Student services and administrative expense	420,267	64,179	—		106,537	(a)	574,553
	—				(16,430)	(b)
Restructuring expense	9,804	—	—		—		9,804
Business acquisition and integration expense	31,593	—	—		22,322	(c)	53,915
Total operating cost and expense	950,897	483,011	—		128,859		1,562,767
Operating income (loss)	161,483	151,611	—		(128,859)		184,235
Other income (expense):
Interest and dividend income	4,094	60	—		—		4,154
Interest expense	(41,365)	—	(77,277)	(a)	—		(123,167)
			(4,525)	(c)	—
Investment gain and other income (expense), net	2,638	(384)	—		—		2,254
Net other expense	(34,633)	(324)	(81,802)		—		(116,759)
Income (loss) from continuing operations before income taxes	126,850	151,287	(81,802)		(128,859)		67,476
(Provision for) benefit from income taxes	(25,248)	(38,298)	20,123	(e)	31,699	(d)	(11,724)
Income (loss) from continuing operations	101,602	112,989	(61,679)		(97,160)		55,752
Net loss attributable to redeemable noncontrolling interest from continuing operations	434	—	—		—		434
Net income (loss) from continuing operations	$102,036	$112,989	$(61,679)		$(97,160)		$56,186

Earnings per share from continuing operations:
Basic	$1.99						$1.09
Diluted	$1.98						$1.09
Weighted-average shares outstanding:
Basic shares	51,322						51,322
Diluted shares	51,645						51,645

See accompanying notes to unaudited pro forma combined financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1 – Basis of pro forma presentation

The unaudited pro forma combined financial information has been prepared by Adtalem in connection with the Company’s acquisition of Walden, a leading online healthcare education provider, from Laureate Education, Inc.

The unaudited pro forma combined financial information is based on the historical consolidated financial statements of the Company and the historical combined financial statements of Walden prepared on a carve-out basis, as adjusted to give effect to the pro forma adjustments.

Adtalem and Walden’s historical financial statements were prepared in accordance with U.S. GAAP. There were no material transactions and balances between Adtalem and Walden as of and for the year ended June 30, 2021.

The Company and Walden have different fiscal years ending June 30th and December 31st, respectively. Consequently, Walden’s historical statements of income have been aligned to the fiscal year of the Company for the fiscal year ended June 30, 2021 by adjusting (i) Walden’s audited combined statement of operations for the year ended December 31, 2020 to (ii) include Walden’s unaudited combined statement of operations data for the six months ended June 30, 2021 and to (iii) exclude Walden’s unaudited combined statement of operations data for the six months ended June 30, 2020. The audited combined financial statements and accompanying notes of Walden as of and for the year ended December 31, 2020 and the unaudited combined financial statements and accompanying notes of Walden as of June 30, 2021 and for the six-month periods ended June 30, 2021 and 2020, are attached to this filing as exhibits 99.1 and 99.3.

The accompanying unaudited pro forma combined financial information and related notes were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, (“ASC 805”), with Adtalem considered the accounting acquirer of Walden. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma combined balance sheet, the purchase price consideration has been allocated to the assets acquired and liabilities assumed of Walden based upon management’s preliminary estimate of their fair values as of August 12, 2021. The excess of the purchase price consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. Accordingly, the purchase price allocation and related adjustments reflected in the unaudited pro forma combined financial information are preliminary and subject to adjustment based on a final determination of fair value. The purchase price consideration as well as the estimated fair values of the assets and liabilities will be updated and finalized as soon as practicable, but no later than one year from the closing of the acquisition.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. Management is not aware of any material differences between the accounting policies of the two companies that would continue to exist subsequent to the application of purchase accounting. Management has included certain reclassification adjustments for consistency in presentation as indicated in the subsequent notes (see Note 4 for further details). The unaudited pro forma combined financial information is provided for informational purposes only and do not purport to represent or be indicative of the consolidated results of operations or financial condition of the Company had the Walden Acquisition or the Acquisition Financing and Refinancing been completed as of the dates presented and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

Note 2 – Acquisition Financing and Refinancing

Credit Facility

On February 12, 2021, Adtalem placed an $850 million senior secured term loan into the loan market to provide future funding for the Walden Acquisition. For 30 days beginning on March 15, 2021, the Company incurred ticking fees at 50% of the applicable 4.5% margin and from April 14, 2021 through to August 12, 2021 the Company incurred ticking fees at a rate equal to LIBOR plus a 4.5% margin, subject to a LIBOR floor of 0.75%.

On August 12, 2021, the Company entered into a new credit agreement (the “Credit Agreement”) among the Company, as borrower, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent. The Credit Agreement provides for senior secured credit facilities in the form of $850.0 million in aggregate principal amount of the term loan (the “Term Facility”) and $400.0 million of revolving capacity (with a $400.0 million sublimit for letters of credit and a $50.0 sublimit for swingline loans) (the “Revolving Facility, and together with the Term Facility, the “New Credit Facility”). The proceeds from the Term Facility, together with cash on hand and the senior secured notes discussed below, were used to (i) prepay in full all amounts outstanding under that certain credit agreement, dated as of April 13, 2018 (as amended from time to time, the “Prior Facility”), among the Company, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, (ii) consummate the Walden Acquisition and (iii) pay fees and expenses related to the prepayment of the Prior Facility and the consummation of the Walden Acquisition. The proceeds from the Revolving Facility will be used to finance ongoing working capital needs and for general corporate purposes. As a result of such prepayment, the Prior Facility was terminated and the guarantees and all liens granted thereunder were released.

Borrowings under the Term Facility bear interest at the Company’s option at a rate per annum equal to LIBOR, subject to a LIBOR floor of 0.75%, plus an applicable margin ranging from 4.00% to 4.50% for eurocurrency term loan borrowings or 3.00% to 3.50% for alternative base rate (“ABR”) borrowings and borrowings under the Revolving Facility bear interest at a rate per annum equal to LIBOR, subject to a LIBOR floor of 0.75%, plus an applicable margin ranging from 3.75% to 4.25% for LIBOR borrowings or 2.75% to 3.25% for ABR borrowings, in each case depending on the Company’s net first lien leverage ratio for such period. Undrawn commitments under the Revolving Facility are subject to a commitment fee at a rate per annum of 0.25% of the undrawn revolving commitments and letters of credit are subject to a 4.25% interest rate, a 0.125% fronting fee, and other customary administrative charges. Borrowings may be made and letters of credit may be issued in U.S. dollars and certain other permitted currencies. The New Credit Facility contains customary Alternative Reference Rate Committee (“ARRC”) hardwired benchmark replacement language.

On the last day of each fiscal quarter commencing on the last day of the second full fiscal quarter after August 12, 2021, the Company is required to make amortization payments equal to 0.25% of the aggregate principal amount of the Term Facility outstanding. The Company is permitted to make voluntary prepayments of the loans, without premium or penalty, from time to time, and is obligated to make mandatory prepayments out of the proceeds of certain asset sales and other recovery events and debt issuances. Borrowings under the Term Facility mature seven years after August 12, 2021, and borrowings under the Revolving Facility mature, and the commitments thereunder terminate, five years after August 12, 2021.

Senior Secured Notes Offering

As previously disclosed, on March 1, 2021, Adtalem Escrow Corporation (the “Escrow Issuer”), a wholly owned subsidiary of the Company, entered into an Indenture, dated March 1, 2021 (the “Indenture”), by and between the Escrow Issuer and U.S. Bank National Association, as trustee and notes collateral agent, pursuant to which the Escrow Issuer issued $800.0 million aggregate principal amount of 5.500% Senior Secured Notes due 2028 (the “Notes”).

Upon issuance of the Notes, the net proceeds of the offering, along with certain additional funds (the “Escrowed Funds”), were deposited into a segregated escrow account.

In connection with the Walden Acquisition, the Escrowed Funds were released from escrow and were used, along with proceeds from the Term Facility and cash on hand, to finance the purchase price payable in connection with the Walden Acquisition, to pay off the Prior Facility, and to pay related fees and expenses.

In connection with the release of the Escrowed Funds from escrow, the Escrow Issuer merged with and into the Company, with the Company as the surviving entity in the merger. By entry into a supplemental indenture to the Indenture (the “Supplemental Indenture”), along with the Subsidiary Guarantors, the Company assumed all of the Escrow Issuer’s obligations as the issuer under the Indenture and the Notes and the Subsidiary Guarantors became guarantors under the Indenture.

Pro forma adjustments

We incurred debt discounts and fees of $49.5 million in connection with securing the New Credit Facility, (a) $29.1 million of which was related to the Term Facility (including debt issuance costs of $20.6 million and an original issue discount of $8.5 million), (b) $10.1 million of which was related to the Revolving Facility, and (c) $10.3 million of which was related to an unused bridge facility. For the Term Facility and Revolving Facility, $1.9 million of these costs were paid to rating agencies which were recorded in other assets, net on the balance sheet as of June 30, 2021. The deferred debt issuance costs and original issue discount related to the Term Facility are presented as a direct deduction from the face amount of the debt, while the deferred debt issuance costs related to the Revolving Facility are classified as other assets, net. The deferred debt issuance costs relating to the Term Facility are amortized using the effective interest rate method, whereas those relating to the Revolving Facility are amortized on a straight-line basis over the term of the debt facilities and recorded in interest expense in the unaudited pro forma combined statement of income. As the bridge facility was unused, the deferred debt issuance costs associated with the bridge facility have been written off and reflected as an adjustment to the unaudited pro forma combined statement of income as a one-time expense incurred within twelve months of the Acquisition Financing and Refinancing. Additionally, $16.3 million of deferred debt issuance costs were recognized as part of the Notes when issued on March 1, 2021. As such, an adjustment related to the amortization of the debt issuance costs has been made to the unaudited pro forma combined statement of income as if the issuance took place on July 1, 2020.

The effective interest rate used in calculating pro forma adjustments under the Term Facility is 5.87%, which is based on nominal rate of 5.25% (0.75% LIBOR floor plus 4.5% margin), contemplating amortization of the 1.0% original issue discount and deferred debt issuance costs. Interest expense as reflected within the unaudited pro forma combined statement of income have been calculated based on agreed upon terms, contemplating mandatory principal payments.

In connection with the senior secured term loan placed into the loan market on February 12, 2021, the Company had accrued and paid total ticking fees of $16.6 million through August 12, 2021.  Of this total, $11.3 million was recorded within accrued liabilities in Adtalem’s historical balance sheet as of June 30, 2021 and reflected in interest expense in the historical statement of income of Adtalem for the year ended June 30, 2021. As the ticking fees are representative of the historical interest expense incurred by the Company on the senior secured term loan from the period of February 12, 2021 to August 12, 2021 and the unaudited pro forma combined statement of income has been adjusted to include a full year of interest expense assuming the New Credit Facility had been entered into as of July 1, 2020, we have made a further adjustment to the unaudited pro forma combined statement of income to remove the $11.3 million of ticking fees recognized for the year ended June 30, 2021. Had the Term Facility been drawn upon on July 1, 2020 none of the ticking fees would have been incurred and, accordingly, the inclusion of such amounts would be duplicative to the interest expense incurred by the Company on a pro forma basis.

(a)

Pro forma adjustments to recognize the new credit facilities and remove the existing credit facilities, including amounts capitalized at the time of the original debt issuance and any related interest expense and amortization of related financing costs classified as interest expense are summarized below. The repayment of the existing credit facilities has been treated as a debt extinguishment due to the lending group and the corresponding debt amounts being substantially different with the New Credit Facility.

Description Amounts in thousands	Balance as of June 30, 2021	Interest expense Year ended June 30, 2021
New Credit Facilities:
Term Facility (5.25%; 7 years)	$850,000	$44,541
Deferred debt issuance costs paid at closing – Term Facility	(19,310)
Deferred debt issuance costs paid prior to closing – Term Facility	(1,268)
Original issue discount (1.0%) – Term Facility	(8,500)
Amortization of deferred debt issuance costs and original issue discount	3,610
Write-off of deferred debt issuance costs on unused bridge facility	10,329
Additional interest expense associated with the Notes	29,333
Additional deferred debt issuance costs associated with the Notes	1,554
Ticking fees	(11,263)
Letters of credit	6,710
Acquisition financing, net	820,922	84,814
Current portion of long-term debt	6,375
Noncurrent portion of long-term debt	814,547
Ticking fees payable (within accrued liabilities)	(11,263)

Revolving Facility (0.25% unused commitment fee, 5 years)	—	617
Deferred debt issuance costs paid at closing – Revolving Facility	9,549	1,910
Deferred debt issuance costs paid prior to closing – Revolving Facility	597	119
Rating agency fees reclassified to deferred debt issuance costs	(1,866)
Other assets, net	8,280	2,646

Existing Credit Facilities:
Existing Term Loan B	$(291,000)	$(9,311)
Deferred debt issuance costs	4,741	(1,159)
Write-off of unamortized deferred debt issuance costs	4,596
Interest expense associated with the interest rate swap agreement	(2,405)
Letters of credit	(1,648)
Existing Credit Facilities	(286,259)	(9,927)
Current portion of long-term debt	(3,000)
Noncurrent portion of long-term debt	(283,259)
Interest payable (within accrued liabilities)	(849)

Existing Revolver	—	(939)
Deferred debt issuance costs	(1,502)	(721)
Write-off of unamortized deferred debt issuance costs	1,404
Other assets, net	(1,502)	(256)

Pro forma adjustments to:
Current portion of long-term debt	3,375
Noncurrent portion of long-term debt	531,288
Other assets, net	6,778
Interest payable and ticking fees payable (within accrued liabilities)	(12,112)
Interest expense		77,277

A change in nominal interest rates of 1/8% relating to the Term Facility would result in an increase or decrease in interest expense of $0.9 million for the year ended June 30, 2021.

(b)	Changes in the pro forma cash and cash equivalents balance is calculated as follows:

Description	Amounts in thousands
Sources of funds:
Term Facility	$850,000
Deferred debt issuance costs (Term Facility and Revolving Facility)	(28,858)
Original issue discount of 1.0% (Term Facility)	(8,500)
Net cash inflow from financing	$812,642

Uses of funds:
Extinguishment of existing debt	$(291,000)
Interest payable and ticking fees payable related to debt instruments	(12,112)
Deferred debt issuance costs on the unused bridge facility	(10,329)
Incremental ticking fees incurred between July 1, 2021 and August 12, 2021	(5,330)
One-time fees associated with the New Credit Facility	(794)
Interest rate swap settlement payment	(4,525)
Net cash outflow from financing	$(324,090)

Pro forma adjustment to cash and cash equivalents	$488,552

(c)

In anticipation of the Acquisition Financing and Refinancing, the Company settled its outstanding interest rate swap on July 29, 2021 and was required to pay $4.5 million to terminate the agreement. Accordingly, the following adjustment was included to adjust for the impacts of interest rate swap termination as a one-time expense incurred within twelve months of the Acquisition Financing and Refinancing:

Description	Amounts in thousands
Adjustment to the unaudited pro forma combined balance sheet:
Deferred income taxes	$2,231
Other liabilities	(8,926)
Accumulated other comprehensive loss	6,695

Adjustment to the unaudited pro forma combined statement of income:
Interest expense	$(4,525)

(d)	Adjustments to record the following impacts relating to the Acquisition Financing and Refinancing on retained earnings:

Description	Amounts in thousands
Write-off of deferred debt issuance costs on the existing Term Loan B (see tickmark 2(a))	$(4,741)
Write-off of deferred debt issuance costs on the existing Revolver (see tickmark 2(a))	(1,502)
Write-off of deferred debt issuance costs on the unused bridge facility (see tickmark 2(b))	(10,329)
Incremental ticking fees incurred between July 1, 2021 and August 12, 2021 (see tickmark 2(b))	(5,330)
One-time fees associated with the New Credit Facility (see tickmark 2(b))	(794)
Settlement of the interest rate swap (see footnote 2(c))	(4,525)
Pro forma adjustment to retained earnings	$(27,221)

(e)

The adjustment to record the impact on income tax expense with regard to each pro forma adjustment, as appropriate, is based on a composite tax rate of 24.6%, adjusted by jurisdictional earnings mix and discrete tax benefits. The composite tax rate represents the mix of jurisdictional statutory tax rates in which the adjustments are expected to occur. Based on the 24.6% tax rate, the adjustment to income tax expense related to the Acquisition Financing and Refinancing pro forma adjustments was a benefit of $20.1 million.

Note 3 – Walden Acquisition Balance Sheet Adjustments

The unaudited pro forma combined financial information have been prepared using the acquisition method of accounting in accordance with ASC 805, with Adtalem as the accounting acquirer. Accordingly, consideration to be paid by the Company to complete the Walden Acquisition has been assigned to identifiable assets and liabilities of Walden based on estimated fair values as of the most recent year end of June 30, 2021. Management’s assignment of the consideration was based on preliminary estimates of the fair value of assets acquired and liabilities assumed. The estimates and underlying assumptions will be revised as additional information becomes available and those changes could be material. Management expects to finalize accounting for the business combination as soon as practicable, but in no event later than one year from closing (in accordance with ASC 805). Prior to the end of the measurement period, if information becomes available that requires material adjustment to the purchase price assignment, such adjustments will be included prospectively.

(a)	The table below presents the preliminary estimate of fair value of Walden’s net assets to be acquired, excluding assets and liabilities that will not transfer to the Company, and the corresponding adjustment to goodwill.

Description Amounts in thousands	Preliminary estimate of fair value	Total
Purchase price consideration, net of cash received		$1,464,007
Walden’s net assets to be acquired:
Current assets	43,064
Property and equipment, net	28,171
Operating lease assets	5,896
Intangible assets, net	833,351
Current liabilities, excluding deferred revenue	(66,494)
Deferred revenue	(10,958)
Other assets and liabilities, net	12,160
Net assets acquired		845,190
Less: Walden Historical Goodwill		(2,812)
Pro forma adjustment to Goodwill		$616,005

Goodwill represents the excess of the purchase price of an acquired business over the fair value of assets acquired and liabilities assumed. Goodwill will not be amortized but instead will be tested for impairment at least annually (or more frequently if indicators of impairment arise). In the event that management determines that goodwill has become impaired, the Company will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made. Goodwill is deductible for tax purposes.

The unaudited pro forma combined financial information include certain assets that are currently reported at historical amounts, including but not limited to operating lease assets and property and equipment, as the Company has not yet assessed whether any adjustment to fair value would be material. The Company expects to complete these assessments within the measurement period.

(b)	The table below presents Walden’s assets and liabilities based on preliminary assessments of fair value and the corresponding pro forma adjustment:

Description Amounts in thousands	Historical basis	Preliminary estimate of fair value	Pro forma Adjustment
Assets:
Trade name	$—	$119,560	$119,560
Title IV eligibility and accreditation	—	495,800	495,800
Student relationships	—	161,900	161,900
Curriculum	—	56,091	56,091
Intangible assets, net			$833,351

Curriculum	$20,626	$—	$(20,626)
Other assets, net	$(20,626)

Liabilities:
Deferred revenue	$82,207	$10,958	$(71,249)

(c)	Changes in the pro forma cash and cash equivalents balance is calculated as follows:

Description	Amounts in thousands
Purchase price consideration for Walden	(1,565,188)
One-time transaction costs	(18,421)
Insurance for representations and warranties	(3,901)
Net cash outflow for the Walden Acquisition	$(1,587,510)

Release of funds from restricted cash that were required to be used for the Walden Acquisition	818,607

Pro forma adjustment to cash and cash equivalents	$(768,903)

(d)

Funds received from the issuance of the Notes on March 1, 2021 were held in escrow to be used for the Walden Acquisition and as such, recorded as restricted cash in the historical balance sheet. Accordingly, an adjustment to release the restriction of $818.6 million was made for purposes of the unaudited pro forma combined balance sheet.

(e)

As part of the Walden Acquisition, $83.6 million of Walden’s restricted cash and $10.6 million of Walden’s deferred taxes did not transfer to the Company. Accordingly, these were removed from the unaudited pro forma combined balance sheet.

(f)	Adjustments to record the following impacts relating to the acquisition on retained earnings:

Description	Amounts in thousands
One-time transaction costs	(18,421)
Insurance for representations and warranties	(3,901)
Pro forma adjustment to retained earnings	$(22,322)

(g)	Adjustment to remove Walden’s $159.4 million of net parent investment as it will become a wholly-owned subsidiary of Adtalem.

Note 4 – Walden Acquisition Statement of Income Adjustments

(a)

The fair value of Walden’s trade name and student relationship assets were determined using an income-based approach of either the multi-period excess earnings method or relief from royalty method, the Title IV eligibility and accreditation was determined using the with or without method, and the curriculum asset was determined using a cost-based methodology. Indefinite-lived intangible assets related to trade name and Title IV eligibility and accreditation are not amortized, as there are no legal, regulatory, contractual, economic or other factors that limit the useful life of these intangible assets to the reporting entity. The student relationships asset is amortized based on the estimated retention of the students, giving consideration to the revenue and cash flow associated with these existing students and the curriculum asset is amortized on a straight-line basis.

Intangible assets Amounts in thousands	Amount	Useful life (years)	Adjustment to Amortization Year ended June 30, 2021
Trade name	$119,560	Indefinite	$—
Title IV eligibility and accreditation	495,800	Indefinite	—
Student relationships	161,900	3	95,319
Curriculum	56,091	5	11,218
Total	$833,351		$106,537

The fair value of deferred revenue was determined with regard to cost to fulfill the underlying obligation plus a normal margin. The normal margin represents a cost-based earnings before interest and taxes (“EBIT”) margin (attributable to intangible assets) for each discrete period. Deferred revenue consists of tuition paid prior to the start of the academic session and unearned tuition amounts and begins to be recognized as  revenue after an academic session begins. The difference between the deferred revenue as of June 30, 2021 and the preliminary fair value as of August 12, 2021 is primarily due to the timing of the academic session. Further, the difference between the historical value of the deferred revenue as of August 12, 2021 and the preliminary fair value as of August 12, 2021 is not material. Accordingly, no amortization related to the fair value adjustment to deferred revenue has been reflected in the unaudited pro forma combined statement of income since the adjustment is not anticipated to have a material impact on the results of operations.

(b)

Walden historically records its provision for bad debts in student services and administrative expense, while Adtalem records the provision in cost of education services. Accordingly, a pro forma reclassification adjustment of $16.4 million was included in the unaudited pro forma combined statement of income to align Walden’s historical classification and presentation with that of Adtalem.

(c)

Subsequent to June 30, 2021, the Company incurred an additional $22.3 million of transaction costs in connection with the Walden Acquisition. Accordingly, an adjustment for this amount was recorded within business acquisition and integration expense in the unaudited pro forma combined statement of income as a one-time expense incurred within twelve months of the Walden Acquisition.

(d)

The adjustment to record the impact on income tax expense with regard to each pro forma adjustment, as appropriate, is based on a composite tax rate of 24.6%, adjusted by jurisdictional earnings mix and discrete tax benefits. The composite tax rate represents the mix of jurisdictional statutory tax rates in which the adjustments are expected to occur. Based on the 24.6% tax rate, the adjustment to income tax expense related to the Walden Acquisition pro forma adjustments was a benefit of $31.7 million.

The unaudited pro forma combined statement of income for the year ended June 30, 2021 includes business acquisition and integration expenses of $53.9 million that are not expected to have a recurring effect on the results of operations beyond one year.